Exhibit 10.13
Execution Version

Wachovia Bank, National Association	Line of Credit Commercial Promissory Note

$100,000,000	Norfolk, Virginia
September 3, 2008
Master Note
FOR VALUE RECEIVED, the undersigned (whether one or more, “Borrower”) promises to pay to WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”), or order, the sum of One Hundred Million Dollars ($100,000,000), or so much thereof as shall have been disbursed from time to time and remains unpaid, together with interest at the rate and payable in the manner hereinafter stated. Subject to compliance with the Loan Agreement (defined below), Borrower may borrow, repay and reborrow from time to time under this Note. Principal and interest shall be payable at any banking office of Bank in the city or town indicated above, or such other place as the holder of this Note may designate.
Article I. Interest Rate.
Section 1.1. Rate of Accrual. Interest will accrue on the unpaid principal balance at the rate(s) set forth in Section 1.2.1. until maturity of this Note, whether such maturity occurs by acceleration or on the Revolver Maturity Date or the Non-Revolving Maturity Date, as applicable; and, at Bank’s option, interest at the foregoing rates will accrue on any unpaid interest before such maturity. Interest will accrue on any unpaid balance owing under this Note, whether principal, interest, fees, premiums, charges or costs and expenses, after maturity at the rate set forth in Section 1.2.2. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any loan documents executed and delivered by Borrower or others to Bank in connection with this Note shall be to such contract rates.
Section 1.2. Interest Rates.
     1.2.1. Pre-Default Rate. Subject to the provisions of Section 1.2.2. below, interest payable on this Note per annum will accrue at a variable rate per annum equal to the LIBOR Market Index Rate plus 1.40%. “LIBOR Market Index Rate”, for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate Successor Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation). The rate may be adjusted from time to time in Bank’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. Bank’s determination of such interest rate shall be conclusive, absent manifest error. Borrower shall have the right to convert some or all of the outstanding principal balance hereunder to a fixed rate of interest or to request an advance hereunder be made bearing interest at a fixed rate. To do so, Borrower shall notify Bank in writing of the amount of principal it desires to convert to a fixed rate or the amount of the advance it desires to receive at a fixed rate, and Bank shall, in turn, notify Borrower of the fixed rate available to Borrower on such amount. The fixed rate to be offered by Bank shall not exceed a rate equal to the sum of (i) the highest “Cost of Funds” available to any of the “Banks” which are parties to the “Loan Agreement” (as hereinafter defined), plus (ii)165 basis points. For purposes of this Note, “Cost of Funds” shall mean a Bank’s cost (as reasonably determined by such Bank) of fixed rate funds to be obtained by such Bank for the purpose of making a loan of a similar amount of principal with the same remaining maturity, to a similar borrower. Borrower shall have two (2) Business days after being notified by Bank of the available fixed rate to confirm to Bank its desire to fix the rate on such amount of principal or to draw such amount of principal at the fixed rate, as the case may be. Such confirmation by Borrower shall be irrevocable. The amount of each fixed rate conversion (a “Fixed Rate Conversion”) or fixed rate advance (a “Fixed Rate Advance”) hereunder shall be subject to the terms of the Loan Agreement, and the aggregate of all Fixed Rate Advances and Fixed Rate Conversions

hereunder shall not exceed Thirty-Three Million Thirty-Nine Thousand Three Hundred Eighty-Two and No/100 Dollars ($33,039,382).
     1.2.2 Default Rate. Upon the nonpayment of any payment of interest described herein, Bank, at its option and without accelerating this Note, may accrue interest on such unpaid interest at a rate per annum (“Default Rate”) equal to the lesser of the maximum contract rate of interest that may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law or five percent (5.0%) plus the pre-default interest rate otherwise applicable hereunder, as set forth in Section 1.2.1. After maturity of this Note, whether by acceleration or otherwise, interest will accrue on the unpaid principal of this Note, any accrued but unpaid interest and all fees, premiums, charges and costs and expenses owing hereunder at the Default Rate until this Note is paid in full, whether this Note is paid in full pre-judgement or post-judgement.
     1.2.3. Variable Rate; Calculation of Interest
          1.2.3.1 Variable Rate. This is a variable rate note in whole or in part Any change in the variable rate of interest payable under this Note will equal the change in the variable rate index to which such rate is tied, but the rate at which interest accrues under this Note shall never exceed the maximum contract rate which may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law. Bank shall have no obligation to notify Borrower of adjustments in the rate of interest payable under this Note. Adjustments to the variable rate of interest will be effective on the day of any change in the variable rate index, with the rate being adjusted to reflect the most recent change in the variable rate index.
          1.2.3.2 Calculation of Interest. All interest payable under this Note shall be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Payments in federal funds, immediately available in the place designated for payment, received by Bank prior to 2:00 p.m. local time at said place of payment, shall be credited as if received prior to close of business on the day the funds are immediately available; while other payments, at the option of Bank, may not be credited until such payments are immediately available to Bank, in federal funds, in the place designated for payment, prior to 2:00 p.m. local time at said place of payment on a day on which Bank is open for business (a “Business Day”).
Article II. Payment Terms.
Section 2.1. Interest Payment Terms. Payments under this Note include an interest component and a principal component. The principal component is set forth in Section 2.2 below. The interest component shall be paid as follows: interest shall be payable monthly, in arrears, beginning October 1, 2008 and continuing on the same calendar day of each consecutive month thereafter until (i) the Revolver Maturity Date with respect to amounts advanced under the Revolving Facility and (ii) the Non-Revolving Maturity Date with respect to amounts advanced under the Non-Revolving Sublimit, when all accrued but unpaid interest is due and payable n full.
Section 2.2. Principal Payment Terms; Revolver Maturity Date. As stated in Section 2.1 above, payments under this Note include an interest component and a principal component. The interest component is set forth in Section 2.1 above. The principal component shall be paid as follows: if not sooner paid, then principal outstanding under the Revolving Facility shall be payable in one single payment on the Revolver Maturity Date, as the same may be extended from time to time in accordance with the terms of the Loan Agreement, and principal amounts outstanding under the Non-Revolving Sublimit shall be payable on the Non-Revolving Maturity Date.
Section 2.3. Prepayment. This Note may be prepaid in whole, or in part at any time without any prepayment premium, except with respect to prepayments of amounts outstanding under the Non-Revolving Sublimit. Prepayment of principal bearing a fixed rate of interest may be made at any time, provided (1) written notice of such prepayment is received by Bank not more than sixty (60) days and not less than thirty (30) days prior to the date of such prepayment, (2) such prepayment is accompanied by all interest accrued hereunder on such amount being prepaid (the “Prepayment Amount”) and all other sums due hereunder or under the other loan documents, if any, and (3) Bank is paid, at the time of prepayment, a yield maintenance fee. Payment in full of amounts due hereunder bearing a fixed rate of interest within the ten (10) day period prior to the Non-Revolving Maturity Date shall not be subject to any prepayment penalty. The yield maintenance fee shall be equal to the aggregate daily lost cash flow to Bank as a result of the prepayment. The aggregate daily lost cash flow to Bank shall be the difference between (i) the present value, as of the date of prepayment of this Note, of the remaining scheduled payments of principal and interest from the prepayment date to the Non-Revolving Maturity Date (including any final balloon payment on such date) at the contract rate of interest set forth in Section 1.2.1, and excluding the Default Rate, applicable to this Note, assuming all payments are made as and when required, and (ii) the present value, as of the date of prepayment of this Note, of payments of principal and interest (including any final balloon payment) that the Bank would receive from the prepayment date to the Non-Revolving Maturity Date, assuming all payments are made as and when required, from a new loan of a similar amount as the principal balance outstanding under this Note as of the date of prepayment, with the same remaining maturity, to a similar borrower, at the contract rate of interest being offered by Bank as of the prepayment date on new loans of similar amount with the same remaining maturity to similar borrowers. The discount rate for calculating the present value of the daily lost cash flow to Bank shall be the contract rate of interest being offered by Bank as of the date of prepayment of this Note for a new loan of a similar amount with the same remaining maturity to a similar borrower, all of which shall be determined by Bank in its reasonable discretion, which discretion shall be conclusive absent a showing of bad faith or manifest error. As used in this Note, the term “prepaid”, “prepayment”, “prepay” or any variation thereof shall include both a voluntary prepayment and a default prepayment, but shall not include a prepayment resulting from the application of insurance or condemnation proceeds. For the purpose of this Note, a “default prepayment” is a prepayment of all or a part of the principal amount of this Note made after the occurrence of any Event of Default or an acceleration of the Revolver Maturity Date or the Non-Revolving Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of this Note or a prepayment made pursuant to a bankruptcy or other insolvency plan or proceeding. No tender of a prepayment of this Note with respect to which a prepayment premium or any other fees are due shall be effective unless such prepayment is accompanied by the prepayment premium and such other fees.
Section 2.4. Application of Payments. All payments made on this Note shall be applied first to payment of all late fees, charges, premiums and costs and expenses due but unpaid under this Note, then to accrued but unpaid interest and finally to principal, in the inverse order of the payment dates therefor, unless Bank determines in its sole discretion to apply payments in a different order or applicable law requires a different application of payments. The partial prepayment of this Note, if permitted, shall not result in a payment holiday or any other deferral of any regularly scheduled payments under this Note, all of which shall be made as and when the same are scheduled to be paid.
Article III. Loan Agreement and Security.
Section 3.1. Loan Agreement Borrower and Bank have entered into a Fourth Amended and Restated Loan and Security Agreement of even date herewith (as in effect from time to time, “Loan Agreement”). Capitalized terms used in this Note and not otherwise defined herein have the meanings set forth in the Loan Agreement This Note is one of the promissory notes originated to evidence Credit Extensions under the Revolving Facility and the Non- Revolving Sublimit in the Loan Agreement Borrower shall perform and abide by, as and when so required, each and all of the covenants, terms and conditions imposed upon or applicable to Borrower in the Loan Agreement and all security documents and other agreements referenced in the Loan Agreement
Section 3.2. Security Documents. This Note is secured by (1) the Loan Agreement, (2) the security documents and other supporting obligations identified in the Loan Agreement, (3) the security documents and other supporting obligations which reference that they secure this Note or the Loan Agreement, (4) any security documents and other supporting obligations which reference that they secure all indebtedness or other obligations owing from time to time by Borrower to Bank, and (5) any security documents and other supporting obligations which reference that they secure all indebtedness from time to time owing from Borrower to Bank other than consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending) (12 CFR 226 et seq.) (“security document”).

Article IV. Default and Acceleration.
Section 4.1. Late Charges and Expenses. Borrower agrees to pay, upon demand by Bank, or if demand is not sooner made, on maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of (1) four percent (4%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage. If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees.
Section 4.2 Default. Any one or more of the following shall constitute an event of default (“Event of Default”) under this Note: any event of default under the Loan Agreement
Section 4.3 Acceleration. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, (1) the entire unpaid principal balance of this Note, together with all other amounts owing and all other amounts to be owing under this Note, shall, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other loan documents, as well as any additional rights and remedies it may have at law and it may have in equity, to recover full payment of the balance (principal, interest, fees, premiums, charges and costs and expenses) owing under this Note. The failure by Bank to exercise any of its options shall not constitute a waiver of the right to exercise same in the event of any subsequent default.
Article V. Miscellaneous.
Section 5.1. Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Note, including payment in full of the loan evidenced hereby, in using and applying the various terms, provisions and conditions in this Note, the following shall apply: (1) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (2) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (3) the term “Note” refers to this Commercial Promissory Note, the term “loan document” refers to this Note, the Loan Agreement and any security documents and other documents and agreements executed and delivered to Bank or others on Bank’s behalf in connection with this Note, and the term “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note shall be and the same are jointly and severally liable hereunder; (4) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (5) the term “subsidiary” means any registered organization or other organization (i) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more subsidiaries of Borrower, or Borrower and one or more subsidiaries of Borrower, or (ii) otherwise controlled by or within the control of Borrower or any subsidiary; (6) the Commitment Letter and the other loan documents shall be applied and construed in harmony with each other to the end that Bank is ensured repayment of the loan evidenced by this Note in accordance with the terms of this Note and such other loan documents, and this Note and the other loan documents shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Note or any of the other loan documents; (7) Bank does not intend to and shall not reserve, charge or collect interest, fees or charges hereunder in excess of the maximum rates or amounts permitted by applicable law and if any interest, fees or charges are reserved, charged or collected in excess of the maximum rates or amounts, it shall be construed as a mutual mistake, appropriate adjustments shall be made by Bank and to the extent paid, the excess shall be returned to the person making such a payment; and (8) wherever possible each provision of this Note shall be interpreted and applied in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof shall be in a manner and to an extent permissible under applicable law.

Section 5.2. Documentary and Intangibles Taxes. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged or required to be paid in connection with the loan evidenced by this Note, or any extension, renewal or modification of such loan, or assessed, charged or required to be paid in connection with any of the loan documents.
Section 5.3. Maintenance of Records by Bank. Bank is authorized to maintain, store and otherwise retain the loan documents in their original, inscribed tangible forms or records thereof in an electronic medium or other non- tangible medium which permits such records to be retrieved in perceivable forms.
Section 5.4. Right of Set-off; Recoupment. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, or upon demand by Bank for payment of this Note, Bank is authorized and empowered to apply to the payment hereof, any and all money deposited in Bank in the name of or to the credit of Borrower, without advance notice, and is authorized to offset any obligation of Bank to Borrower to the payment hereof and is authorized to exercise its rights of recoupment relative to Borrower.
Section 5.5. Waiver. Borrower waives presentment, demand, protest and notice of dishonor, waives any rights which it may have to require Bank to proceed against any other person or property, agrees that without notice to any person and without affecting any person’s liability under this Note, Bank, at any time or times, may grant extensions of the time for payment or other indulgences to any person or permit the renewal, amendment or modification of this Note or any other agreement executed and delivered by any person in connection with this Note, or permit the substitution, exchange or release of any security for this Note and may add or release any person primarily or secondarily liable, and agrees that Bank may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Note either to this Note or to any other obligation of Borrower to Bank, as Bank may elect from time to time. No act or inaction of Bank under this Note shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.
Section 5.6. Jury and Jurisdiction. This Note shall be deemed to have been executed and delivered in the Commonwealth of Virginia regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, excluding, however, the conflict of law and choice of law provisions thereof. Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Note.
Section 5.7. Successors and Assigns. This Note shall apply to and bind Borrower’s and Bank’s successors and assigns. All references in this Note to Bank shall include the holder hereof and this Note shall inure to the benefit of any holder, its successors and assigns; and, Borrower waives and will not assert against any transferee or assignee of this Note any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive. Borrower acknowledges that Customer Numbers and Loan Numbers may be added to this Note after execution and delivery of this Note by Borrower and if there is a section denoted “BANK USE ONLY”, the information under such section may also be completed by Bank after execution and delivery of this Note. In addition, in the event the date of this Note is omitted, Borrower consents to Bank inserting the date.
Section 5.8. Master Note. This Note evidences a line of credit under the Loan Agreement and Borrower shall be liable for only so much of the principal amount as shall be equal to the total of the amounts advanced to or for Borrower by Bank from time to time, less all payments made by or for Borrower and applied by Bank to principal, and for interest on each such advance, fees, premiums, charges and costs and expenses incurred or due hereunder, all as shown on Bank’s books and records which shall be conclusive evidence of the amount owed by Borrower under this Note, absent a clear and convincing showing of bad faith or manifest error. If this is a MASTER NOTE, upon the occurrence of an Event of Default or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, in addition to its other rights and remedies, Bank may terminate or suspend Borrower’s right to receive any future or additional advances under this Note and the other loan documents.
(Signatures Begin on the Next Page)

The undersigned has executed this Note as of the day and year first above stated.

PORTFOLIO RECOVERY ASSOCIATES, INC.		Witness:

By :	/s/ Steven D. Fredrickson Steven D. Fredrickson	/s/ Kevin P. Stevenson Kevin P. Stevenson
President and Chief Executive Officer
Signature Page to Wachovia Promissory Note